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                                                                   EXHIBIT 10.3

                              THE TROY SAVINGS BANK
                           EMPLOYEE CHANGE OF CONTROL
                                 SEVERANCE PLAN

                                  PLAN PURPOSE

                  The purpose of The Troy Savings Bank Employee Change of Control Severance Plan (the "Plan") is to assure for The Troy Savings Bank (the "Bank") the services of employees of the Bank and its affiliates in the event of a Change of Control (as defined in section 2.1). In adopting the Plan, the Bank recognizes that the prospect of a Change of Control may create uncertainties for employees with respect to their future employment opportunities, compensation, benefits, conditions and location of employment, supervision and management, among other matters, that may distract them from their work or cause them to seek other employment. Because of the value of their services and the importance of their contributions to the success and profitability of the Bank, the Bank believes that it is desirable to adopt the Plan to provide eligible full-time employees with additional security to reduce the distractions and other adverse effects on employees' performance and morale in the event of a Change of Control.. The Bank further believes that the Plan will aid the Bank in attracting and retaining highly qualified individuals who are essential to its success.

                  For the foregoing reasons, the Board of Directors of the Bank has determined that it is desirable and in the best interests of the Bank to provide eligible full-time employees who have completed a minimum of one year of service with a severance benefit under the Plan, in the event that their employment is terminated under specified circumstances because of a Change of Control.

                                    ARTICLE I
                              ESTABLISHMENT OF PLAN

                  1.1 Establishment of Plan. As of the Effective Date, as defined below, the Bank establishes an employee severance compensation plan to be known as "The Troy Savings Bank Employee Change of Control Severance Plan."

                  1.2 Applicability of Plan. The benefits provided by this Plan shall be available to all full-time employees, who, at or after the Effective Date, meet the eligibility requirements of Article III, excluding executive officers who have entered into, or who enter into in the future, and continue to be parties to an employment or employment protection agreement with the Employer.


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                  1.3 Contractual Right to Benefits. This Plan establishes and vests in each Participant a contractual right to the benefits to which each Participant is entitled hereunder, enforceable by the Participant against the Employer and the Bank.

                                   ARTICLE II
                          DEFINITIONS AND CONSTRUCTION

                  2.1 Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below.

                           (a) "ANNUAL COMPENSATION" of a Participant means and
includes all wages, salary, bonus, and cash compensation, if any, paid (including accrued amounts) by an Employer as consideration for the Participant's services during the 12 months ending on the date as of which Annual Compensation is to be determined, that are or would be includible in the gross income of such Participant for federal income tax purposes, plus amounts not includible in such Participant's gross income because of a salary reduction election made by such Participant pursuant to an employee benefit plan maintained by the Employer.

                           (b) "BANK" means The Troy Savings Bank or any
successor as provided for in Article VII below.

                           (c) "CAUSE" means the Employee's personal dishonesty,
incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform material stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the financial institutions industry; provided, it shall be the burden of the Employer to prove the alleged acts and omissions and the prevailing nature of the standards the Employer shall have alleged are violated by such acts and/or omissions.

                           (d) "CHANGE OF CONTROL" shall mean:

                                    (1) the acquisition by any individual,
entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE Act")) (a "PERSON") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Troy Financial (the "OUTSTANDING COMPANY COMMON STOCK") or (ii) the combined voting power of the then outstanding voting securities of Troy Financial entitled to vote generally in the election of directors (the "OUTSTANDING COMPANY VOTING SECURITIES");

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provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Troy Financial, (ii) any acquisition by Troy Financial, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Troy Financial, the Bank or any other corporation controlled by Troy Financial or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2.1(d); or

                                    (2) Individuals who, as of the Effective
Date, constitute the Board of Directors of Troy Financial (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of such Board of Directors (the "TROY FINANCIAL BOARD"); provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Troy Financial's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Troy Financial Board; or

                                    (3) Consummation of a reorganization, merger
or consolidation or sale or other disposition of all or substantially all of the assets of Troy Financial (a "BUSINESS COMBINATION"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns Troy Financial or all or substantially all of Troy Financial's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately before such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Troy Financial, the Bank, such corporation resulting from such Business Combination or a corporation controlled by any of them) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then

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outstanding voting securities of such corporation except to the extent that such ownership existed before the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                                    (4) Approval by the shareholders of Troy
Financial of a complete liquidation or dissolution of Troy Financial without the establishment of a successor corporation.

                           (e) "DISABILITY" means the permanent and total
inability by reason of mental or physical infirmity, or both, of an Employee to perform the work customarily assigned to him or her. For such condition to be deemed permanent, a medical doctor selected or approved by the Bank must advise the Bank that it is either not possible to determine if or when such condition will terminate or that it appears probable that such condition will continue to exist during the remainder of the Employee's lifetime.

                           (f) "EFFECTIVE DATE" means the date the Plan is
approved by the Board of Directors of the Bank, or if later, the completion of the conversion of the Bank from mutual to stock form.

                           (g) "EMPLOYEE" means any full-time employee of the
Bank or any other Employer, other than an executive officer who is a party to a written employment or employment protection agreement with an Employer at the time of a Change of Control.

                           (h) "EXPIRATION DATE" means a date 10 years from the
Effective Date unless earlier terminated pursuant to Section 7.2 or extended pursuant to Section 7.1.

                           (i) "EMPLOYER" means the Bank or any subsidiary or
parent corporation of the Bank.

                           (j) "PAYMENT" means the payment of severance
compensation as provided in Article IV below.

                           (k) "PARTICIPANT" means an Employee who meets the
eligibility requirements of Article III below.

                           (l) "PLAN" means The Troy Savings Bank Employee
Change of Control Severance Plan.


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                           (m) "TROY FINANCIAL" means Troy Financial
Corporation, a Delaware corporation that is the holding company of the Bank.

                  2.2 Applicable Law. The laws of the State of New York (other than choice of law rules that would cause the law of another jurisdiction to apply) shall be the controlling law in all matters relating to the Plan to the extent not preempted by Federal law.

                  2.3 Severability. If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                                   ARTICLE III
                                   ELIGIBILITY

                  3.1 Participation. The term Participant shall include all Employees who have completed at least one year of service with the Employers at the time of any termination pursuant to Section 4.2 below. Notwithstanding the foregoing, executive officers who are parties to written employment or change in control agreements with an Employer shall not be entitled to participate in, or receive benefits under, this Plan.

                  3.2 Duration of Participation. A Participant shall cease to be a Participant in the Plan when the Participant ceases to be an Employee, unless such Participant is entitled to a Payment as provided in the Plan. A Participant entitled to receipt of a Payment shall remain a Participant in this Plan until the full amount of such Payment has been paid to the Participant.

                                   ARTICLE IV
                                    PAYMENTS

                  4.1 Right to Payment. A Participant shall be entitled to receive from the Bank a Payment in the amount provided in Section 4.3 if there has been a Change of Control and, within one year thereafter, the Participant's employment by the Employers shall terminate for any reason specified in Section
4.2. A Participant shall not be entitled to a Payment if termination occurs by reason of death, voluntary retirement, voluntary termination other than for reasons specified in Section 4.2, Disability, or for Cause or if immediately after such termination the Participant is employed by another Employer.


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                  4.2 Reasons for Termination. Following a Change of Control, a
Participant shall be entitled to a Payment if his or her employment is terminated, voluntarily or involuntarily, for any one or more of the following reasons:

                           (a) The Employer materially reduces the Participant's
base salary or rate of compensation as in effect immediately before the Change of Control.

                           (b) The Employer materially changes Participant's
function, duties or responsibilities in a way that would cause the Participant's position to be one of lesser responsibility, importance or scope than immediately before the Change of Control.

                           (c) The Employer requires the Participant to change
the location of the Participant's job or office, so that such Participant will be based at a location more than 30 miles from the location of the Participant's job or office immediately before the Change of Control, provided that such new location is not closer to Participant's primary residence.

                           (d) The Employer materially reduces the benefits and
perquisites available to the Participant immediately before the Change of Control, other than in connection with a reduction in benefits and perquisites that is made applicable to Employees generally on a nondiscriminatory basis.

                           (e) A successor to the Bank fails or refuses to
assume the Bank's obligations under this Plan, as required by Article VI.

                           (f) The Bank or any successor to the Bank materially
breaches any other provision of this Plan.

                           (g) The Employer terminates the employment of a
Participant in connection with or after a Change of Control, other than for Cause.

                  4.3 Amount of Payment.

                           (a) Each Participant who is entitled to a Payment
under this Plan shall receive from the Bank a lump sum cash payment equal to 1/26th of his or her Annual Compensation for each full year of service with the Employers, up to a maximum of 100% of Annual Compensation.

                           (b) Notwithstanding the provisions of (a) above, if a
Payment to a Participant who is a Disqualified Individual shall be in an amount that includes an Excess Parachute Payment, the Payment hereunder to that Participant

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shall be reduced to the maximum amount that does not constitute an Excess
Parachute Payment. The terms "DISQUALIFIED INDIVIDUAL" and "EXCESS PARACHUTE PAYMENT" shall have the same meaning as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or any successor section thereof. The Participant shall not be required to mitigate damages on the amount of the Payment by seeking other employment or otherwise, nor shall the amount of such Payment be reduced by any compensation earned by the Participant as a result of employment after termination of employment hereunder.

                  4.4 Time of Payment. The Payment to which a Participant is entitled shall be paid to the Participant by the Employer or the successor to the Employer, in cash and in full, not later than 20 business days after the termination of the Participant's employment. If any Participant should die after termination of the employment but before all amounts have been paid, such unpaid amounts shall be paid to the beneficiary designated for such purpose by the Participant in writing, if any, otherwise to the personal representative on behalf of or for the benefit of the Participant's estate.

                  4.5 Release. The obligation of the Bank to make payments here under shall be conditioned upon the execution of a written release of claims against the Employers relating to employment and the termination thereof by the Participant, in form reasonably satisfactory to the Bank.

                                    ARTICLE V
                     OTHER RIGHTS AND BENEFITS NOT AFFECTED

                  5.1 Other Benefits. Neither the provisions of this Plan nor the Payment provided for hereunder shall reduce any amounts otherwise payable to the Participant under any incentive, retirement, stock option, stock bonus, stock ownership, group insurance or other benefit plan or arrangement.

                  5.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation to continue or retain the Participant as an Employee, to maintain the status of the Participant's employment, or to continue the Employer's policies regarding termination of employment.

                                   ARTICLE VI
                              SUCCESSOR TO THE BANK

                  The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and

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agree to perform the Bank's obligations under this Plan, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

                                   ARTICLE VII
                       DURATION, AMENDMENT AND TERMINATION

                  7.1 Duration. If a Change of Control has not occurred, this Plan shall expire as of the Expiration Date, unless sooner terminated as provided in Section 7.2, or unless extended for an additional period or periods by resolution adopted by the Board of Directors of the Bank. Notwithstanding the foregoing, if a Change of Control occurs, this Plan shall continue in full force and effect, and shall not terminate or expire until such date as all Participants who become entitled to Payments hereunder shall have received such Payments in full.

                  7.2 Amendment and Termination. The Plan may be terminated or amended in any respect by the Board of Directors of the Bank, unless a Change of Control has previously occurred. If a Change of Control occurs, the Plan shall not be subject to any amendment, change, substitution, deletion, revocation or termination that would adversely affect the rights of any Participant.

                  7.3 Form of Amendment. The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Bank, certifying that the amendment or termination has been approved by the Board of Directors. A proper amendment of the Plan automatically shall effect a corresponding amendment to each Participant's rights hereunder. A proper termination of the Plan automatically shall effect a termination of all Participants' rights and benefits hereunder.

                  7.4 No Attachment.

                           (a) Except as required by law, no right to receive
payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect such action shall be null, void, and of no effect.

                           (b) This Plan shall be binding upon, and inure to the
benefit of, Employee and the Bank and their respective successors and assigns.


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                                  ARTICLE VIII
                            LEGAL FEES AND EXPENSES

                  All reasonable legal fees and other expenses paid or incurred by a Participant in connection with the resolution of any dispute or question of interpretation relating to this Plan shall be paid or reimbursed by the Bank, if the position proposed by the Participant is adopted or substantially adopted in such matter.

                                   ARTICLE IX
                               REQUIRED PROVISIONS

                  9.1 Termination. The Bank may terminate an Employee's employment at any time, but any termination by the Bank other than termination for Cause shall not prejudice the Employee's right to compensation or other benefits under this Plan. An Employee shall have no right to receive compensation or other benefits for any period after termination for Cause.

                  9.2 Regulatory Requirements. Notwithstanding any other provision in this Plan, (i) the Bank may terminate or suspend this Plan and the employment of an Employee, as if such termination were for Cause, to the extent required by the applicable laws of the State of New York related to banking, by applicable federal law relating to deposit insurance or bank holding companies or by regulations or orders issued by the New York State Banking Department, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation or other state or federal banking regulatory agency having jurisdiction over Troy Financial or the Bank and (ii) no payment shall be required to be made to or for the benefit of an Employee under this Plan to the extent such payment is prohibited by applicable law, regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the Bank's burden to prove that any such action was so required.